EXHIBIT (c)(xi)

Announcement Entitled

Queensland Government Appoints New QTC Boss

Queensland Government Appoints New QTC boss

In State Parliament today, Treasurer Andrew Fraser announced the appointment of Philip Noble to the position of Chief Executive of Queensland Treasury Corporation, bringing with him a wealth of experience in domestic and international banking.

Mr Fraser said Mr Noble had significant expertise in treasury and risk management, fixed interest and capital markets.

“The year 2010 has been one of transition for QTC,” Mr Fraser said.

“With Sir Leo Hielscher’s retirement, and former CEO Stephen Rochester elevated to the Chairmanship, Mr Noble will join the leadership team as Chief Executive.

“Mr Noble has a wealth of experience to draw on, having worked in senior positions at Credit Suisse, Deutsche Bank and Banker’s Trust Australia.

“Mr Noble is also a proud Queenslander having attended school and university here in Brisbane. He lives in Queensland and has been commuting to Sydney for work in recent times.

“I congratulate Mr Noble on his appointment and wish him well into the future.”

Mr Noble will begin his term as Chief Executive on 1 December. Mr Rochester officially took over the Chairmanship yesterday, 1 September.